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                                                                    EXHIBIT 99.1



                            ARTICLES OF INCORPORATION
                                       OF
                          TEJAS SECURITIES GROUP, INC.



         I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                    ARTICLE I

         The name of the corporation is Tejas Securities Group, Inc.

                                   ARTICLE II

         The period of its duration is perpetual.

                                   ARTICLE III

         The purpose for which the corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

         The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) shares of common stock, no par value. Cumulative voting of the shares is expressly prohibited. No shareholder or other person shall have any preemptive right whatsoever.

                                    ARTICLE V

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

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                                   ARTICLE VI

         The street address of the corporation's initial registered office is 1717 West Sixth Street, Austin, Texas 78703.

         The name of its initial registered agent at such address is Mr. Robert
L. Riviere.

                                   ARTICLE VII

         The number of Directors constituting the initial Board of Directors is four (4).

         The names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders or until their successors be elected and qualify are as follows:

              Mr. Walter A. Collins                    Mr. Terry G. Hartnett
              1407 Wilson Heights                      7006 Firewheel
              Austin, Texas 78746                      Austin, Texas 78750

              Mr. John R. Slais                        Mr. Robert L. Riviere
              407 Duck Lake                            2304 Island Wood Road
              Austin, Texas 78734                      Austin, Texas 78733

                                  ARTICLE VIII

         The name and address of the incorporator is as follows:

                                     Mr. John R. Slais
                                     407 Duck Lake
                                     Austin, Texas 78734

                                   ARTICLE IX

         No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability of a director for (i) a breach of a director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the directors to the corporation or an act or omission that involves intentional misconduct or a

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knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute. If the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, or other applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, or other applicable law, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

                                    ARTICLE X

         Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                   ARTICLE XI

         With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Corporation Act, the act

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of the shareholders on that matter shall be the affirmative vote of the holders of a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Texas Business Corporation Act. In addition, with respect to any matter for which the affirmative vote of the holders of a specified portion of the shares of any class is required by the Texas Business Corporation Act, the act of the holders of shares of that class, rather than the affirmative vote of the holders of shares of that class otherwise required by the Texas Business Corporation Act.

         IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of 1994.



                                                  /s/ JOHN R. SLAIS
                                                  ------------------------------
                                                  John R. Slais





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